Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Scott Sutton	Date	May 25, 2021
Telephone:	+1-224-343-5538	Email:	scott.sutton@lasalle.com

JLL Income Property Trust
Completes Financing for
Southeast Phoenix Distribution Center

Chicago (May 25, 2021) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with more than $3.6 billion in portfolio assets and 86 properties, announced the completion of financing for Southeast Phoenix Distribution Center, a newly constructed, four-building, Class A distribution center totaling 474,000 square feet located in the Chandler submarket of Phoenix, one of the top warehouse markets within the greater Phoenix metroplex.

The financing was for $49 million, at a fixed interest rate of 2.70% for a term of seven years.

“Real estate debt continues to be available on favorable terms for institutional borrowers and stabilized assets,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “The broader industrial sector proved to be resilient throughout the pandemic and is maintaining its position as one of the top performing property sectors. Given the current low interest rate environment, along with the strong weighted average lease term of more than eight years for this property, now is an opportune time to lock in attractive long-term fixed rates.”

Southeast Phoenix Distribution Center is optimally located at the confluence of the Interstate 10 and Loop 202 freeways that traverse the Southeast Valley and provide access to vast labor pools throughout metro Phoenix, one of LaSalle Research & Strategy’s Core Target Market Ranking recommended industrial overweight markets. The Southeast Valley has collectively been the target of more corporate relocations than any other region of metro Phoenix. The property is 15 minutes from Sky Harbor International Airport and 20 minutes from downtown Phoenix.

Constructed in 2019, the property has state-of-the-art features that accommodates a wide range of tenants, ranging from 20,000 square feet up to 135,000 square feet, and includes 32-foot clear heights, grade and dock-high doors, and full concrete truck courts with fencing.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About Jones Lang LaSalle Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and grocery-anchored retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $71 billion of assets in private and public real estate property and debt investments as of Q1 2021. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.